Exhibit 10.6

Options Media Group Holdings, Inc.

123 NW 13th Street, Suite 300

Boca Raton, Florida 33432

October 23, 2009

GFT Holdings, Inc.

5014 Sanctuary Lane

Boca Raton, FL 33431

Attention: Nelson Gerard, President

Re:

Secured Loan Agreement

Dear Mr. Gerard:

This letter agreement (the “Agreement”) sets forth the terms and conditions for the amendment of that certain Secured Promissory Note dated March 13, 2009 in the original principal amount of $300,000 made by Options Media Group Holdings, Inc., a Nevada corporation (“Company”) in favor of GFT Holdings, Inc. (“Holder”), as amended by that certain letter agreement dated August 13, 2009 (the “Note”) and that certain Secured Loan Agreement dated March 13, 2009 between the Company and the Holder, as amended by that certain letter agreement dated August 13, 2009 (the “Loan Agreement”).

In consideration for the Holder extending the due date of the Note from September 30, 2009 to December 31, 2009 at which time the entire principal balance and all accrued interest shall be due and payable, waiving interest which has accrued under the Note through September 30, 2009, and not exercising the right to charge default interest under the Note, the Company shall, upon receipt of the Holder’s executed Agreement, the original Note, and an investment representation letter in the form attached hereto as Exhibit A, issue the Holder an amended and restated note in the form attached hereto as Exhibit B and 500,000 shares of common stock of the Company.

All other terms and conditions of the Loan Agreement and of any guaranty or indemnity agreement executed and delivered by anyone in connection herewith or therewith shall remain in full force and effect.

If the foregoing is acceptable to you, please sign in the place indicated below and return an executed copy to us.

Very truly yours,

Scott Frohman
Chief Executive Officer

GFT Holdings, Inc.

October 23, 2009

AGREED AND ACCEPTED:

GFT Holdings, Inc.

By: __________________________

        Nelson Gerard, President